FOR IMMEDIATE RELEASE

Key Hospitality Acquisition Corporation Announces Termination of Agreement to Acquire Cay Clubs LLC

Roseland, New Jersey, October 3, 2007 - Key Hospitality Acquisition Corporation (OTC BB:KHPA) ("Key Hospitality") announced today that it has agreed with Cay Clubs LLC ("Cay Clubs") to terminate the merger agreement they entered into on March 22, 2007 and amended on August 2, 2007, pursuant to which Key Hospitality would have acquired all of the outstanding securities of Cay Clubs. The deterioration of Cay Clubs' market in Florida, the liquidity problems it is facing and the recent unavailability of jumbo mortgages for potential condo-hotel buyers have made it highly unlikely that certain closing conditions contained in the agreement could be met.

Because of the termination of the merger agreement with Cay Clubs and given that, pursuant to its charter and the terms of its initial public offering, Key Hospitality is not permitted to pursue any other transactions, Key Hospitality will shortly begin the process of liquidating and dissolving itself in accordance with its charter and applicable law. As a result, it expects that the amounts held in its trust account, together with interest (net of applicable taxes), will be returned to Key Hospitality’s public stockholders. No payments will be made in respect of Key Hospitality's outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering. Key Hospitality intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution.

Key Hospitality Acquisition Corporation is a special purpose acquisition company formed in 2005 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other business combination with an operating business in the hospitality industry.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties including statements related to the termination of the merger of Key Hospitality and Cay Clubs. These statements reflect management's current beliefs and are based on information currently available to management. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Key Hospitality’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Key’s filings with the SEC.

Contact

Jeffrey Davidson
Key Hospitality Acquisition Corporation
973-992-3707
jeffd@keyhospitality.net
# # #